Exhibit 10.2

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

SONY COMPUTER ENTERTAINMENT AMERICA INC.

FIRST AMENDED NORTH AMERICAN TERRITORY RIDER TO THE

GLOBAL PLAYSTATION3 FORMAT LICENSED PUBLISHER AGREEMENT

This First Amended North American Territory Rider to the Global PlayStation®3 Format Licensed Publisher Agreement (the “Rider” or “1st Amended North American Rider”) is entered into and rendered effective as of this 11th day of September, 2008 (the “Effective Date”).

1. Incorporation

The Rider’s terms and conditions are incorporated into and read in conjunction with the terms and conditions of the Global PlayStation 3 Format Licensed Publisher’s Agreement signed by Publisher (“PS3 LPA”).

2. Definitions

All capitalized words and phrases referenced in the Rider that are not expressly defined herein shall have the meanings set forth in the Definitions section of the PS3 LPA.

2.1 “Wholesale Price” or “WSP” means the initial wholesale price Publisher offers to retailers of Disc Products as evidenced by sell sheets or other trade materials. No deduction for volume discounts, cooperative marketing, merchandising incentives, or other sales or marketing programs shall be taken to determine the initial wholesale price for the purpose of calculating royalties.

3. Territory

A. The Territory pursuant to the Rider and the PS3 LPA is expressly limited to the following countries and territories:

(1)	The United States of America and its territories and possessions;

(2)	Canada; and

(3)	Mexico.

B. SCEA shall be entitled to modify and amend the Territory from time to time during the Term by providing written notice of any such changes to Publisher. In the event a country is deleted from the Territory, SCEA shall deliver to Publisher a written notice stating the number of days within which Publisher must cease distributing Licensed Products and must retrieve any Development Tools located in any deleted country.

C. Publisher shall not, directly or indirectly, solicit orders for or sell any Units of Disc Products in any situation where Publisher knows or reasonably should know that any of such Disc Products may be exported or resold outside of the Territory.

4. Royalties Applicable to Licensed Products

A. Disc Products.

(i) Initial Orders. In accordance with Section 9 of the PS3 LPA, Publisher shall pay SCEA, either directly or through its designee, a royalty in United States dollars for each Unit of the Disc Products manufactured, as follows:

For product distributed on a [***]GB BD: [***]

For product distributed on a [***]GB BD: [***]

To insure quality, royalty payments include manufacturing of the BluRay disc and Packaging, excluding Printed Materials and inserts. In the future and at its sole discretion, SCEA may allow Publisher to use alternative packaging facilities provided that Publisher can prove that it can meet all of SCEA’s quality assurance criteria set forth in the Guidelines. At that time, SCEA may restructure royalties to account for costs related to Packaging.

In the absence of satisfactory evidence to support the WSP, the royalty rate that shall apply will be [***] for a BluRay [***] disc and [***] for a BluRay [***] disc, per Unit. Upon receipt of any notice of change in royalties under Section 9.1 of the PS3 LPA, Publisher shall have the option to terminate this Agreement upon written notice to SCEA and discontinue all production, publishing, marketing, advertising, sale, distribution and other exploitation of Licensed Products, rather than having such revised royalty structure go into effect.

(ii) Reorders and Other Programs. Royalties on additional orders for Disc Products shall be the royalty determined by the initial Wholesale Price as originally reported by Publisher for that Disc Product, regardless of the wholesale price of the Disc Product at the time of reorder, except: (a) in the event that the Wholesale Price increases for such Disc Product, in which case the royalty shall be adjusted upwards to reflect the higher Wholesale Price; or (b) the product qualifies for an alternative royalty program offered by SCEA. Disc Products qualifying for SCEA’s “Greatest Hits” programs or other SCEA alternative royalty programs shall be subject to the royalty rates applicable for such programs as set forth in the Guidelines.

(iii) PlayStation 3 “Greatest Hits” Program. Licensed Products may qualify for SCEA’s PlayStation 3 “Greatest Hits” program (“PS 3 Greatest Hits”) in accordance with the Guidelines published by SCEA for PS 3 Greatest Hits in the Territory. In accordance with Section 9 of the PS3 LPA, Publisher shall pay SCEA, either directly or through its designee, a royalty in United States dollars for each Unit of qualifying PS 3 Greatest Hits Disc Products manufactured, as follows:

For product distributed on a [***]GB BD: [***]

For product distributed on a [***]GB BD: [***]

To insure quality, royalty payments include manufacturing of the BluRay disc and Packaging, excluding Printed Materials and inserts. In the future and at its sole discretion, SCEA may allow Publisher to use alternative packaging facilities provided that Publisher can prove that it can meet all of SCEA’s quality assurance criteria set forth in the Guidelines. At that time, SCEA may restructure royalties to account for costs related to Packaging.

(iv) Third Party Publisher Demo Disc Program Royalties. Publisher shall be able to produce demonstration discs in accordance with the Guidelines published by SCEA for demonstration discs in the Territory. The quantity of Units ordered shall comply with the terms of such SCEA Established Third Party Demo Disc Program.

B. Online Products.

Publisher must require all end-users to sign in with the end-user’s unique PLAYSTATION Network identifier (“PSN Online ID”) when accessing Online Gameplay. On a site that allows end-users access to Online Gameplay, for revenue, income, or other monetary value (“Consumer Value”) that is earned, recognized, or otherwise derived by Publisher, including revenue recognized through distribution of Licensed Products or services provided free of charge to end-users, Publisher shall pay SCEA, either directly or through its designee, [***] in United States dollars on all Consumer Value.

Prior to distributing a Licensed Product to consumers without cost or other consideration, Publisher shall confer with SCEA to determine the deemed Consumer Value of the Licensed Product.

C. Advertising. Content or services that are supported by advertising shall be subject to a separate agreement or rider to the PS3 LPA and to SCEA’s advertising policies and procedures. No advertisements shall be placed in Online Products nor shall advertisements be placed or served dynamically in Licensed Products without a separate express license from SCEA. SCEA reserves the right to charge an additional or different royalty for third-party advertising in-game, whether dynamic or static.

5. Accounting.

Publisher shall provide SCEA with monthly reports of the gross Consumer Value revenues actually received by Publisher (or otherwise credited to its benefit). Such monthly reports shall be delivered on a per title basis to SCEA no later than [***] days after the end of each month, beginning with the month in which Publisher launches a title-specific site that allows end-users access to Online Gameplay of that title. SCEA shall have the right to adopt and implement online royalty accounting verification mechanisms at its sole discretion.

6. Additional Regional Terms.

6.1 Payment Terms. In addition to the remedies and requirements set forth in the PS3 LPA, any overdue sums shall bear interest at the rate of [***] per month, or such lower rate as may be the maximum rate permitted under applicable law, from the date when payment first became due through and including the date of payment.

6.2 Subpublishing Prohibited. Publisher’s license to publish Licensed Products in the Territory under the PS3 LPA does not extend to Licensed Products previously published for the PlayStation 3 computer entertainment system by another Licensed Publisher.

6.3 Liquidated Damages. As an additional option in lieu of termination under Section 14.4 of the PS3 LPA, SCEA may require Publisher to pay liquidated damages of [***] for certain breaches of the Agreement, including violations of SCEA’s trademark rights under Section 6.8.2 of the PS3 LPA. Liquidated damages may be invoiced separately or on Publisher’s next invoice for Disc Products. Election of liquidated damages shall not constitute a waiver of or compromise with respect to any of SCEA’s rights under this Rider or the PS3 LPA and SCEA may elect to terminate the PS3 LPA with respect to any breach.

6.4 Additional Ground for Termination. If Publisher fails to pay any sums owed to SCEA (including liquidated damages pursuant to Section 6.3 of this Rider) on the date due and such default is not fully corrected or cured within [***] business days of the date on which such payment was originally due, SCEA shall be entitled to terminate under Section 14.2 of the PS3 LPA.

6.5 Subcontractors. SCEA requires that Publisher enter into a Subcontractor Agreement for use of subcontractors under Sections 2.1(i), 3.2 and 16.7(ii) of the PS3 LPA. Each Subcontractor Agreement shall provide that SCEA has the full right to bring any actions against the signing subcontractor, to require the subcontractor to comply with all the terms and conditions of the PS3 LPA or the Subcontractor Agreement. Publisher shall provide a copy of any proposed Subcontractor Agreement to SCEA prior to, and a fully-executed copy promptly following, execution of the Subcontractor Agreement. Publisher shall give SCEA written notice of the identity of any prospective subcontractor no less than [***] business days prior to entering into an agreement or other arrangement with the prospective subcontractor.

7. Notices.

Any notices required under this Rider or the PS3 LPA shall be delivered addressed to the following persons:

For Publisher:

For SCEA:	ATTN: General Counsel
Sony Computer Entertainment America Inc.
919 East Hillsdale Boulevard
Foster City, CA 94404

8. Governing Law

The Agreement and this Rider shall be governed by and interpreted in accordance with the laws of the State of California, excluding that body of law related to choice of laws, and of the United States of America.

9. Dispute Resolution

The Parties shall attempt in good faith to resolve through informal discussions or negotiations any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement, including breach, termination or validity thereof (a “Dispute”). Any Dispute that the Parties are unable to resolve through informal discussions or negotiations after [***] days will be submitted to binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) except to the extent otherwise required under this dispute resolution clause. One arbitrator will be selected by the Parties’ mutual agreement or, failing that, by the AAA. The arbitrator must have substantial experience in disputes involving technology licensing agreements. The arbitrator will allow such discovery as is appropriate, and impose such restrictions as are appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost-effective resolution of disputes, except that (i) no requests for admissions will be permitted; (ii) interrogatories will be limited to (a) identifying persons with knowledge of relevant facts and b) identifying expert witnesses and obtaining their opinions and the bases therefor; and (iii) each party will be limited to [***] depositions. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any arbitration conducted pursuant to this section will take place in San Francisco, California. Each Party will bear its own costs. The Parties will share equally in paying the expenses and fees of the arbitrator. The arbitrator may not alter the foregoing allocation of the parties’ costs, nor of the arbitrator’s fees and expenses. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrator, the Parties agree that the provisions of this section are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute. Notwithstanding the foregoing, SCEA may apply to any court of competent jurisdiction within the Licensed Territory seeking a temporary restraining order, preliminary injunction, or other interim or conservatory relief, with respect to the protection of any intellectual property rights or Confidential Information of or concerning the SCE Group Companies or the System, including, without limitation, the SCE Materials and Licensed Trademarks.

ACCEPTED AND AGREED:

Sony Computer Entertainment America Inc.		Electronic Arts Inc.

By:	/s/ Rob Dyer	By:	/s/ Joel Linzner
Name:	Rob Dyer	Name:	Joel Linzner
Title:	SVP	Title:	Executive Vice President, Business and Legal Affairs
Date:	September 18, 2008	Date:	September 11, 2008